Exhibit 99.1

2005-8

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON ACQUIRES NUFLO TECHNOLOGIES

HOUSTON (May 11, 2005) — Cooper Cameron Corporation has acquired NuFlo Technologies, Inc., a Houston-based supplier of metering and related flow measurement equipment, for approximately $120 million in cash.

NuFlo produces and distributes measurement and control instrumentation for the oil and gas industry, and has manufacturing facilities in the United States, Canada and the United Kingdom. Their 2005 full-year revenues are expected to be approximately $95 million, and their full-year earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to be approximately $18 million.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said NuFlo’s operations will be combined with the Cooper Cameron Valves division. “Like Cooper Cameron, NuFlo’s major product offerings are market leaders in their industry segments,” Erikson said. “They have a collection of well-known brand names in the surface flow measurement business and a significant presence in oil and gas markets worldwide.” He noted that NuFlo is expected to add approximately $0.05 per share to Cooper Cameron’s earnings over the remainder of 2005, and $0.12 to $0.15 per share in 2006.

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the 2005 expected revenues and EBITDA of NuFlo, as well as the impact of the acquisition of NuFlo on the future profitability of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. NuFlo’s and the Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of performance and are subject to a variety of factors, not under the control of NuFlo or the Company, which can affect results of operations, liquidity or financial condition. Such factors may include overall demand for NuFlo’s and the Company’s products; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; variations in global economic activity; and changes in the financial markets. In particular, current and projected oil and gas prices directly affect customers’ spending levels and their related purchases of the Company’s products and services. Changes in oil and gas price expectations may also lead to changes in the Company’s cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable securities laws and regulations.